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                                                                    EXHIBIT 99.3


                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL


July 27, 2000


Board of Trustees and Trustees
Manville Personal Injury Settlement Trust
143 Bedford Road
Suite 200
Katonah, NY 10536

Re:     Registration Statement (File No. 333-   ) of Johns Manville Corporation

Gentlemen:

Reference is made to our opinion letter dated June 22, 2000 with respect to the fairness from a financial point of view to the Manville Personal Injury Settlement Trust (the "Trust") of the Trust Merger Consideration (as defined therein) to be received by the Trust in exchange for the shares of Company Common Stock (as defined therein) owned by the Trust as of the date hereof pursuant to the Exchange Agreement, dated as of June 22, 2000, among Johns Manville Corporation (the "Company"), the Trust and certain individuals listed or to be listed therein and the Agreement and Plan of Merger, dated as of June 22, 2000 (the "Agreement"), among the Company, and HB Merger LLC (the "Merger Company") and HB Finance LLC, companies formed by Hicks Muse Tate & Furst Incorporated and Bear Stearns Merchant Funding Corp., which Agreement provides, among other things, for the merger of Merger Company with and into the Company, with the Company continuing as the surviving corporation.

The foregoing opinion letter is provided for the information and assistance of the Board Trustees of the Trust in connection with its consideration of the transactions contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - Opinion of the Manville Trust Financial Advisor," "The Merger Transaction - Opinion of Goldman Sachs" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons

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whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ GOLDMAN, SACHS & CO.
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(GOLDMAN, SACHS & CO.)